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                                                                         10.2(p)


June 1, 2000

Peter Moritz
31 Range Road
Rowayton, CT 06853

Dear Peter:

This letter is to confirm our conversations regarding your promotion to Vice President, Managing Director of Modem Media, San Francisco.

The following confirms the specific agreement regarding your compensation and benefits:

Compensation: Your annualized base salary will be $235,000, effective May 30, 2000. You will be eligible for a merit bonus with a target of 25% of your annual base salary at the discretion of management, contingent upon company performance, the performance of the San Francisco office and your personal contribution to the above.

Options: Pending Board approval, you will be granted 25,000 non-qualified options. The options will vest one year from the date of grant. The exercise price of the granted options will be the current fair market value on your date of grant by the Board. If you are terminated for any reason within 12 months of a "change in control" (see definition below), your options shall be fully vested upon such termination.

Home Trips: The Company will pay for one round trip business class airline ticket to and from San Francisco to the New York area every eight weeks. This may be used by you to come to the New York area or by a relative or friend to visit you in the San Francisco area. In the event that business conditions mandate your presence in the New York area on additional occasions, your expenses would be covered in accordance with regular Company policy.

Moving/Relocation Expense to San Francisco: Modem Media will pay the reasonable and customary cost associated with moving your car and other household goods to San Francisco not to exceed $20,000. In addition, Modem Media will provide assistance in the managing of your Connecticut property in your absence.

Housing Allowance: Provided you still maintain your permanent residence in Rowayton, Connecticut. Modem Media agrees to pay your rent and utilities for a period not to exceed one year in the San Francisco area. Modem Media will assist you in securing the temporary living and will have final approval of all costs associated with living.

Parking: Modem Media will reimburse the parking of your automobile while living/working in San Francisco.

Moving/Relocation Expense Back to Connecticut: At the conclusion of your assignment, or in the event of termination of employment for any reason, including your resignation from the company, Modem Media will pay the reasonable and customary costs associated with moving you and your household goods back to your home located in Connecticut.
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Severance: If you are terminated for any reason within 12 months following a
"change in control", you will be paid the equivalent of twelve month's base salary as severance. For purposes of this agreement, "change in control" shall mean the occurrence of any of the following events: (i) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets; or (iii) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities. For purposes of this Severance section, "terminated" shall include a material change or reduction in your job responsibilities or position

Term of Assignment: The Company expects that the term of this assignment will be approximately 12 months.

Peter, We are delighted that you have decided to embrace this new challenge and have every confidence that you will make a positive impact on our business in San Francisco. If we have overlooked a key issue relative to your relocation please don't hesitate to bring it to our attention and I am certain we will be able to address it.

Very truly yours,


/s/ Robert Allen
President and Chief Operating Officer


                     Signed and agreed to: /s/ Peter Moritz